UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2024

Illumina, Inc.

(Exact name of registrant as specified in its charter)

001-35406

(Commission File Number)

Delaware	33-0804655
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5200 Illumina Way, San Diego, CA 92122

(Address of principal executive offices) (Zip code)

(858) 202-4500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ILMN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13a of the Exchange Act. ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities.

In connection with the Spin-Off (as defined and described below), Illumina, Inc. (the “Company” or “Illumina”) estimates that it will incur incremental charges of approximately $35 - $50 million, primarily comprised of cash expenditures relating to legal and advisory fees. The Company expects that the majority of these charges will be incurred in the second quarter of 2024 and substantially all of these charges will have been incurred by the third quarter of 2024. Additionally, the approval of the Spin-Off by Illumina’s board of directors represents a potential indicator of impairment in the second quarter of 2024 for purposes of performing an interim goodwill impairment test, which could result in the recognition of an impairment. The Company is not able to provide an estimate of impairment charges it may incur in connection with this event. When such charges become estimable and if, based upon the impairment test performed, the Company recognizes an impairment, the Company will file an amendment to this Current Report on Form 8-K, as necessary. As of March 31, 2024, the Company carried on its balance sheet goodwill of $1,466 million, non-amortizing in-process research and development of $561 million and amortizing intangible assets of $2,092 million (net), related to GRAIL, LLC, a wholly-owned subsidiary of the Company (“GRAIL”).

Item 8.01.	Other Events.

On June 3, 2024, Illumina disclosed that its board of directors has approved the separation (the “Spin-Off”) of GRAIL, including the timing and details regarding the Company’s distribution of at least 85.5% of the shares of common stock of GRAIL, par value $0.001 per share, to holders of common stock of the Company as a pro rata dividend in the Spin-Off (the “Distribution”). The Distribution is expected to be effective at 12:01 New York City time on June 24, 2024 (the “Distribution Date”), and GRAIL is expected to begin trading “regular way” on the Nasdaq Global Select Market on June 25, 2024 under the ticker symbol “GRAL.” Immediately prior to the completion of the Spin-Off, GRAIL, LLC will be converted into a Delaware corporation and will be renamed GRAIL, Inc.

Holders of Illumina common stock will be entitled to receive one share of GRAIL common stock for every six shares of Illumina common stock held at the close of business on June 13, 2024, the record date for the Distribution. Any holders of Illumina common stock who sell shares regular way on or before the Distribution Date will also be selling their right to receive common stock of GRAIL. Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling Illumina common stock on or before the Distribution Date. The Distribution is subject to the satisfaction or waiver of certain conditions described in the registration statement on Form 10 filed by GRAIL with the U.S. Securities and Exchange Commission in connection with the Spin-Off.

The Company’s stockholders are not required to vote on or take any other action to approve the Spin-Off. The Company’s stockholders will not be required to pay any consideration for the shares of GRAIL common stock they receive in the Spin-Off, and they will not be required to surrender or exchange their shares of Illumina common stock or take any other action in connection with the Spin-Off.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2024

ILLUMINA, INC.

By:	/s/ Charles Dadswell
Name:	Charles Dadswell
Title:	General Counsel and Secretary